EXHIBIT (h)

                          Participation Agreements

                  1.  AIM Variable Insurance Funds
                  2.  Calvert Variable Series, Inc.
                  3.  Fidelity Variable Insurance Products Trust
                  4.  Franklin Templeton Variable Insurance Products Trust
                  5.  Third Avenue Variable Series Trust
                  6.  Vanguard Variable Insurance Funds